Exhibit 10.2

February 10, 2020

Mr. Andrew Clarke

Dear Andrew:

Should the possibility of a “Change in Control” (as defined below) of Francesca’s Holding Corporation (the “Company”) arise, the Company believes it imperative that the Company’s Board of Directors (the “Board”) should be able to rely upon you to continue in your position, and that the Board should be able to receive and rely upon your advice, as requested, as to the best interests of the Company and its stockholders without concern that you might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control. In addition, should the possibility of a Change in Control arise, in addition to your regular duties, you may be called upon to assist in the assessment of such possible Change in Control, advise the Board and work with management as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate. Reference is hereby made to the Employment Letter Agreement, dated as of February 10, 2020, between you, the Company and certain subsidiaries of the Company (the “Employment Agreement”).

In light of these factors, and to help encourage your retention with the Company should the possibility of a Change in Control arise, the Compensation Committee of the Board has approved a special bonus opportunity for you on the terms set forth below.

If both (i) a Change in Control occurs and (ii) you are terminated from your employment with the Company without “Cause” (as defined in the Employment Agreement) or if you terminate your employment for “Good Reason” (as defined in the Employment Agreement), in each case within 30 days preceding or one year following the consummation of the Change in Control (the “Triggering Event”): (x) the Company will pay you a cash bonus equal to One Hundred Fifty Percent (150%) of your Base Salary (as defined in the Employment Agreement), subject to applicable tax withholding and with such payment to be made in a single lump sum upon or within five business days following the Triggering Event (the “CIC Bonus”), (y) you will be entitled to receive the annual incentive bonus amount under Section 1(d) of the Employment Agreement for the year during which the Change in Control occurs, pro rated for the portion of the year during which you are employed by the Company, regardless of whether the applicable performance goals have been satisfied (the “Performance Bonus Adjustment”) and (z) the total number of shares subject to your stock incentive awards, including any stock incentive awards in which the vesting of such awards is based upon performance measures, that are outstanding and unvested as of the date of such Change in Control shall vest and become exercisable (the “Vesting Acceleration”). The CIC Bonus, the Performance Bonus Adjustment and the Vesting Acceleration are distinct from the severance benefits provided for under the Employment Agreement, but shall not be duplicative of any annual incentive bonus or accelerated vesting already provided for under the Employment Agreement.

For purposes of this letter, “Change in Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

For purposes of clarity, the Bonus will be payable only with respect to a single Change in Control, and accordingly, no Change in Control after the first Change in Control to occur will be considered for purposes of this letter agreement. You will have no right to the Bonus, and such Bonus opportunity will terminate, in the event that you cease to be employed by the Company prior to the Effective Time, regardless of the reason for such termination of employment.

In the event that the payment and other benefits provided for in this Change in Control Letter Agreement, or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this limitation provided herein, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits will be either:

(a)	delivered in full, or

(b)  delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

If requested by you in connection with a Change of Control, a determination required under this agreement will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the “Accountants”), whose good faith determination will be conclusive and binding upon you and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this agreement, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Agreement. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

Nothing in this letter confers any right to continued employment.

This agreement will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, and purchase of all or substantially all of the assets of the Company or otherwise.

This agreement shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Texas, notwithstanding any conflict of law provision to the contrary.

If any civil action or legal proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled whether or not taxable as cost.

This agreement may not be amended except by a formal, definitive written agreement that is signed by an authorized officer of the Company.

Each of the parties agrees that for a period of ten (10) business days they will negotiate in good faith to resolve any dispute arising under this agreement and if such good faith negotiations fail, that prior to commencing any claims for breach of this agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS New York Resolution Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of New York.

FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ Cindy Thomassee
Cindy Thomassee, CFO

Agreed and acknowledged

/s/ Andrew Clarke
Andrew Clarke